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                                             Filed pursuant to Rule 424(b)(3)
                                             Registration Statement No.333-42235




                SUPPLEMENT TO PROSPECTUS DATED DECEMBER 15, 1997

                               INTERSYSTEMS, INC.



                        2,590,547 Shares of Common Stock


     This Prospectus relates to the offer and sale of 2,590,547 shares of common stock of InterSystems, Inc. (the "Company"), $.01 par value per share (the "Common Stock"), including 295,500 shares (the "Conversion Shares") held by Helm Capital Group, Inc. ("Helm"), the holder of approximately 15% of the Company's outstanding common stock. The Conversion Shares are to be transferred by Helm to certain holders of $812,500 principal amount 9 1/2% Senior Convertible Notes, Series B (the "Mezzanine Notes") issued by Helm's subsidiary, Mezzanine Financial Corp., upon conversion of the Mezzanine Notes in accordance with their terms. The purpose of this Supplement is to note that the conversion price of the Mezzanine Notes has been reduced from $2.75 to $2.25 per share until September 30, 1998.



             The date of this Prospectus Supplement is June 3, 1998.